EXHIBIT 99.2

May 30, 2008

Floating Rate Senior Secured Notes Fee Letter

CONFIDENTIAL

Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824

Ladies and Gentlemen:

We refer to the commitment letter dated the date hereof (together with the Exhibits thereto, the “Commitment Letter”) among Hancock Fabrics, Inc. (the “Borrower”), and Sopris Capital Partners, LP (“Sopris”), Berg & Berg Enterprises, LLC (“Berg”) and Trellus Partners, L.P. (“Trellus,” together with Sopris and Berg, the “Backstop Parties”).  Capitalized terms used herein without definition have the meanings given to them in the Commitment Letter.  This letter is the “Fee Letter” referred to in the Commitment Letter.  By accepting the Commitment Letter, the Company agrees to pay the non-refundable fees set forth below in accordance with the terms of this Fee Letter and the Commitment Letter.

1.  Borrower will, concurrently with the consummation of the Rights Offering, issue to (a) each Sopris and Berg warrants to purchase up to 646,875 shares of the common stock of the Borrower and (b) Trellus warrants to purchase up to 206,250 shares of common stock of the Borrower, on the terms set forth in the Term Sheet attached as Exhibit A to the Commitment Letter.

2.  Borrower hereby acknowledges and agrees that each fee payable hereunder is fully earned and non-refundable on the date such fee is due and payable as provided above

3.  This Fee Letter may be executed in counterparts which, when taken together, shall constitute one and the same document.  Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Fee Letter.  This Fee Letter, together with the Commitment Letter, embodies the entire agreement and understanding among the Backstop Parties and you with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Backstop Parties and you.  No party has been authorized by the Backstop Parties to make any oral or written statements inconsistent with this letter.

4.  It is understood and agreed that this Fee Letter shall not constitute or give rise to any obligation to provide any financing; such an obligation will arise only under the Commitment Letter in accordance with its terms.  This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.  Any right to trial by jury with respect to any claim or action arising out of this Fee Letter or conduct in connection with this agreement is hereby waived.

5.  This Fee Letter may not be assigned by you without the prior written consent of the Backstop Parties.

Please indicate your agreement to the foregoing by signing this Fee Letter in the space provided below.

Very truly yours,

Sopris Partners, Series A of Sopris Capital Partners, LP

By:  Sopris Capital LLC, its General Partner

By:  Nikos Hecht
 Name:  Nikos Hecht
 Title:    Sole Member of the Managing Member

Trellus Partners, LP

By:  Adam Usdan
 Name:  Adam Usdan
 Title:    President

Berg & Berg Enterprises, LLC

By:  Carl E. Berg
 Name:  Carl E. Berg
 Title:    Member

Accepted and Agreed:

Hancock Fabrics, Inc.

By:  Robert Driskell
 Name:  Robert Driskell
 Title:    Senior Vice President & Chief Financial Officer